Contact:	Damon Elder delder@ahinvestors.com (714) 356-1460

FINRA Issues “No Objections” Letter to Change in Dealer Manager
For Grubb & Ellis Healthcare REIT II
New prospectus to be filed with the U.S. Securities and Exchange Commission

NEWPORT BEACH, Calif. (Jan. 3, 2012) – Griffin-American Healthcare REIT II, Inc. (formerly known as Grubb & Ellis Healthcare REIT II) announced today that the Financial Industry Regulatory Authority (FINRA) issued a “no objections” letter to Griffin Capital Securities, Inc. relating to its role as the new dealer manager for the REIT.

Earlier this year, Griffin Capital Corporation was selected, along with Newport Beach-based American Healthcare Investors, to serve as co-sponsors of Grubb & Ellis Healthcare REIT II by the independent members of its board of directors. Griffin Capital Securities was selected to serve as the dealer manager of the REIT’s offering. As a result, the REIT has been renamed Griffin-American Healthcare REIT II.

“We have all worked diligently with both FINRA and the SEC to accomplish this transition in a seamless fashion for our broker-dealer partners and stockholders,” said Jeff Hanson, chairman and chief executive officer of the REIT. “Both FINRA and the SEC have been helpful throughout the process to allow the transition to be successfully completed by January 7th, as planned.”

The REIT expects to file its Post-Effective Amendment No. 14 along with its proposed revised prospectus with the SEC later today for final approval.

“We could not be more pleased with the speed and responsiveness of FINRA in providing us this letter,” stated Kevin Shields, chief executive officer of Griffin Capital Securities and Griffin Capital Corporation. “As a result, the REIT can now proceed with the final steps of the transition process to continue its offering without interruption.”

Danny Prosky, the REIT’s president and chief operating officer, added: “the REIT has received broad support from its selling group since the announcement of its transition. This support has allowed the REIT to continue to raise equity at an industry-leading pace and grow its portfolio of clinical healthcare real estate, thus maintaining its position as the leading non-traded healthcare REIT in the industry in terms of both total capital raised and assets under management.”

As of November 30, 2011, the REIT has made geographically diverse acquisitions comprised of 55 buildings valued at approximately $430.8 million, based on aggregate purchase price, with another $278 million of property acquisitions under contract and expected to close in the coming weeks. Once the pending acquisitions are completed, the portfolio will total 73 buildings valued at nearly $710 million, based on purchase price, representing 266 percent growth in the portfolio since the beginning of 2011.

The company’s property portfolio achieved an aggregate average occupancy of 97 percent, had leverage of 25.6 percent and had an average remaining lease term of 10 years as of Sept. 30, 2011.

As of Dec. 23, 2011, Griffin-American Healthcare REIT II has sold approximately 47,385,380 shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $472,855,000 through its initial public offering.

About Griffin-American Healthcare REIT II, Inc. (formerly known as Grubb & Ellis Healthcare REIT II)

Griffin-American Healthcare REIT II, Inc. is a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. As of November 30, 2011, Griffin-American Healthcare REIT II holds in excess of $430 million in assets, based on purchase price, and is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities. For more information regarding Griffin-American Healthcare REIT II, please visit www.gbe-reits.com/healthcare2.

Griffin-American Healthcare REIT II is currently transitioning its sponsorship from Grubb & Ellis Company to a co-sponsorship arrangement with American Healthcare Investors, LLC and Griffin Capital Corporation. The transition is expected to be completed on January 7, 2012.

About American Healthcare Investors, LLC

American Healthcare Investors, LLC is an investment management firm that specializes in the acquisition and management of healthcare-related real estate, including medical office buildings, skilled nursing facilities, assisted living facilities and hospitals. The company was founded by nationally recognized real estate investment executives Jeff Hanson, Danny Prosky and Mathieu Streiff, who have completed in excess of $15 billion in aggregate acquisition and disposition transactions during their careers, $5.5 billion of which has been healthcare-related real estate transactions. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin Capital Corporation

Los Angeles-based Griffin Capital Corporation has a sixteen-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives, each with more than two decades of real estate experience who have collectively closed more than 400 transactions representing over $14.0 billion in transaction value, Griffin Capital has acquired or constructed over 11 million square feet since 1996, and currently manages a portfolio of more than 8.5 million square feet located in 13 states, representing approximately $1 billion in asset value. For more information regarding Griffin Capital, please visit www.GriffinCapital.com.

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This press release contains certain forward-looking statements with respect to the company’s operational and financial performance, its ability to maintain or enhance its economic results and capital raising efforts and its ability to acquire properties currently under contract in the near term or at all. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our strength and financial condition and uncertainties relating to the financial strength of our current and future real estate investments; uncertainties relating to the local economies where our real estate investments are located; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of recent healthcare legislation; the uncertainties relating to the implementation of our real estate investment strategy; the successful transition of advisory and dealer manager services and the ability of our new dealer manager to raise significant capital on our behalf and our new co-sponsors to successfully deploy it; the uncertainties regarding certain closing conditions and financings for our properties currently under contract; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.

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